Exhibit 99.1

Playtex Reports Second Quarter 2005 Results; Acquires Remaining U.S. Banana Boat Distributorships

    WESTPORT, Conn.--(BUSINESS WIRE)--Aug. 1, 2005--Playtex Products, Inc. (NYSE: PYX) today reported results for the period ended July 2, 2005. Net sales in the second quarter 2005 were $177.0 million versus year ago net sales of $185.5 million, down 5%. For the first six months of 2005, net sales were $363.7 million versus year ago net sales of $377.5 million, down 4%. However, excluding sales of the divested Woolite brand, 2005 net sales were essentially flat for the quarter and year-to-date periods versus the prior year.
    Net income for the second quarter 2005 was $6.2 million, or $0.10 per diluted share versus $8.3 million, or $0.13 per diluted share in the second quarter 2004. Adjusting for certain charges and gains as detailed below, net income was $8.9 million, or $0.14 per diluted share in the second quarter 2005 versus net income of $6.1 million, or $0.10 per diluted share in the second quarter 2004. The 45% increase in adjusted net income reflects significant profit improvements as a result of cost reduction efforts combined with interest savings from the deleveraging program.
    Net income for the first six months of 2005 was $21.1 million, or $0.34 per diluted share versus $16.6 million, or $0.27 per diluted share in 2004. Adjusting for certain charges and gains as detailed below, net income was $21.5 million, or $0.35 per diluted share in the first half 2005 versus $19.3 million, or $0.31 per diluted share in the first half 2004.
    Results in both the second quarters of 2005 and 2004 were impacted by certain charges and gains, including on a pre-tax basis:

    -- Expenses related to the retirement of debt of $3.8 million in 2005,

    -- Restructuring and related expenses of $2.2 million in 2005 and $1.1 million in 2004,

    --  A $1.5 million legal settlement received in 2005, and

    --  A $2.8 million tax benefit in 2004.

    Similarly, the first half of 2005 and 2004 were impacted by certain charges and gains, including on a pre-tax basis:

    -- Net expenses related to the retirement of debt of $8.6 million in 2005 and $6.4 million in 2004,

    -- Restructuring and related expenses of $3.4 million in 2005 and $2.6 million in 2004,

    -- A total of $4.5 million in legal settlements received in 2005, and

    --  Tax benefits of $4.1 million in 2005 and $2.8 million in 2004.

    A reconciliation of the results "as reported" to results "excluding charges and gains" is included on the Consolidated Statements of Income Data attached to this release.
    The Company has repurchased $81.1 million in debt through the second quarter 2005 in line with its plan to repurchase at least $100 million of debt during 2005 depending upon bond prices and availability in the open market.
    President and Chief Executive Officer, Neil P. DeFeo stated, "During this transitional year, we have continued to execute our strategic plan. In the second quarter, we made good progress against each of our strategic objectives giving us further confidence about achieving our future goals. Financial results in the quarter show progress toward these goals: we continued to improve our operating margins generating significant free cash flow, and we paid down more debt - deleveraging our balance sheet and reducing our interest expense. Moreover, the Company's cost savings and realignment plans, and new marketing programs remain on track."
    Feminine Care sales were flat versus the prior year in the second quarter 2005, and down 1% year to date, reflecting stability of the franchise. Sales of Gentle Glide tampons were consistent with the prior year, while higher shipments of Beyond tampons were offset by the phase out of the Silk Glide tampon brand.
    Infant Care sales were down 5% in the quarter but were up 4% year to date versus prior year. Infant Care sales in the second quarter 2005 were affected by difficult comparisons to prior year as a result of the pipeline shipments from the improved Diaper Genie in the second quarter of 2004. For the first half, Diaper Genie sales were up slightly versus prior year as timing benefits in the first quarter were somewhat offset by lower sales versus prior year in the second quarter 2005 as discussed above. Infant bottle-feeding performance remains solid and cups are showing improving trends as new products began shipping during the quarter.
    Skin Care sales were up 2% in the quarter and essentially flat year to date versus prior year as growth in Banana Boat and Wet Ones has been offset by declines in Baby Magic toiletries. The sun care season picked up in the month of June helping the quarter and year to date Banana Boat sales results. Increased front of store distribution and advertising has helped increase sales of Wet Ones. Consistent with first quarter 2005 results, Baby Magic toiletries sales declined $2.2 million in the second quarter versus prior year due to competitive market entries.
    DeFeo continued, "Against our number one priority of people and performance focus, we have achieved a great deal in terms of getting the right people on board and the appropriate compensation plans in place. Our stockholders approved our compensation plans in May, and we have implemented the plans company-wide. I am also pleased that we have three key new members to our Board of Directors, and we have the majority of the senior management team in place. Finally, we continue to execute against our realignment plans as we work to shape the appropriate sized organization for our sales base."
    As previously announced, the Company expects savings associated with the 2004/2005 realignment to be approximately $12-$14 million in 2005, with fully annualized savings of $22-$24 million in 2006. The Company expects to reinvest a significant portion of these realignment savings in its core businesses. Charges related to the realignment are expected to total between $6 and $8 million during 2005.
    Playtex announced it is acquiring the last three outstanding Banana Boat distributorships for a total purchase price of approximately $32 million. The distribution rights of two distributorships were acquired during the second quarter 2005, and a definitive agreement has been signed to acquire the distribution rights of Banana Boat of California, which is expected to close on September 1, 2005. These purchases now give Playtex full control of Banana Boat distribution.
    This transaction is expected to be slightly accretive to income in 2005 as the 2005 sun care season is nearly over, and accretive in total by approximately $0.03 per share by 2006.
    DeFeo concluded, "The acquisition of these final Banana Boat distributorships is in line with our strategy to make core category acquisitions that are immediately accretive. The acquisition completes the buy-back of all distributorships, and will enable us to reduce the complexity and costs of our business."
    Gross profit margins were essentially flat in the second quarter 2005 versus prior year as restructuring benefits were offset by higher raw material costs. In the second half of 2005, gross profit margins are expected to continue to be negatively impacted by higher raw material costs, which will not be fully offset by incremental operational restructuring savings, as the Company began to recognize these savings in June 2004. Full year 2005 gross profit margins are expected to be essentially flat versus prior year.
    SG&A expense in the second quarter 2005 versus the prior year declined by over 10%, primarily as a result of restructuring savings, the timing of advertising and promotional expenses, and the impact of the divested Woolite brand. These were somewhat offset by $0.7 million of restricted stock compensation expense as a result of the recently approved compensation plans. In addition, SG&A expense for the second quarter 2005 was positively impacted by a $1.5 million legal settlement received, and lower restructuring related expenses of $1.1 million versus the prior year quarter.
    For the back half of 2005, advertising spending is expected to be significantly higher than year ago resulting in increased SG&A expenses versus prior year for the last six months of 2005. Total advertising expense is expected to be up double digits for the full year 2005. Future quarters will also include equity compensation expenses that will fluctuate depending upon the company's stock price and the achievement of performance goals.
    Company cash flow trends remain positive with continued working capital improvements. Average days of inventory on hand declined by 7 days and average days sales outstanding declined by 8 days as measured on a latest twelve-month basis. Liquidity remains strong with $69 million of cash and $85 million available under the revolver at the end of the second quarter 2005.
    The Company is reiterating its guidance for 2005. Net sales growth is expected to be low single digits versus prior year excluding sales of the divested Woolite brand, or flat to down slightly versus prior year on a reported basis. Operating income, excluding the estimated realignment charges of $6 to $8 million, the legal settlements received of $4.5 million, and estimated expenses related to equity compensation of about $5 million, is expected to range between $105 million and $115 million. On a reported basis, operating income is expected to range between $97 million and $109 million.
    Playtex will hold a conference call with analysts and investors at 9:30 a.m. EST on Monday, August 1, 2005 to discuss second quarter 2005 results. The dial in number is 1-800-561-2718 and the passcode is 75892070. A replay of the conference call will be available through Friday, August 5th at 11:59 p.m. EST. The replay number is 888-286-8010, and the passcode is 59826979. To access the webcast of this call (live & replay), please go to the "Investor Relations" portion of our website www.playtexproductsinc.com.

    This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this press release, and on our web site, is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

    Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of Feminine Care, Infant Care and Skin Care products, including Playtex tampons, Playtex infant feeding products, Diaper Genie, Banana Boat, Wet Ones, Baby Magic, Mr. Bubble and
Playtex gloves.

    With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, the inability to grow operating income, EBITDA and earnings per share or reduce debt, interest expense and leverage ratios to the target levels, the ability to save targeted amounts as part of the restructuring and realignment plans, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.




                        PLAYTEX PRODUCTS, INC.
                CONSOLIDATED STATEMENTS OF INCOME DATA
           (Unaudited, in thousands, except per share data)


Reconciliation of Results "As Reported"      Three Months Ended
to Results "Excluding Charges/Gain"(1)   ----------------------------
                                                 July 2, 2005
                                         ----------------------------
                                                            Excluding
                                            As     Charges   Charges
                                         Reported  /Gain(2)   /Gain
                                         --------- -------- ---------
Net Sales:
 Feminine Care                           $ 57,977  $     -  $ 57,977
 Infant Care                               38,655        -    38,655
 Skin Care                                 73,749        -    73,749
 Other                                      6,633        -     6,633
                                         --------- -------- ---------
  Subtotal                                177,014        -   177,014
 Divested                                       -        -         -
                                         --------- -------- ---------

Total net sales                           177,014        -   177,014
Cost of sales                              84,488     (672)   83,816
                                         --------- -------- ---------
 Gross profit                              92,526      672    93,198

Operating expenses:
 Selling, general and administrative       60,037    1,500    61,537
 Restructuring, net                         1,473   (1,473)        -
 Amortization of intangibles                  609        -       609
                                         --------- -------- ---------
  Total operating expenses                 62,119       27    62,146
                                         --------- -------- ---------

  Operating income                         30,407      645    31,052

 Interest expense, net                     16,293        -    16,293
 Expenses related to retirement of debt     3,846   (3,846)        -
 Other expense                                  -        -         -
                                         --------- -------- ---------

  Income before income taxes               10,268    4,491    14,759

 Provision for income taxes                 4,106    1,796     5,902
                                         --------- -------- ---------

   Net income                            $  6,162  $ 2,695  $  8,857
                                         ========= ======== =========

 EPS: Basic                              $   0.10          $   0.14
      Diluted                            $   0.10          $   0.14

 Weighted average shares outstanding:
  Basic                                    61,561            61,561
  Diluted                                  62,225            62,225



The table below reconciles EBITDA to
 net income, the most directly comparable
 GAAP measure.

  Net income                             $  6,162          $  8,857
  Income tax expense                        4,106             5,902
  Interest expense, net                    16,293            16,293
  Amortization of intangibles                 609               609
  Depreciation                              4,144             4,144
                                          --------          --------

   EBITDA (A)                            $ 31,314          $ 35,805
                                          ========          ========

See accompanying notes to the Consolidated Statements of Income Data.


Reconciliation of Results "As Reported"       Three Months Ended
to Results "Excluding Charges/Gain"(1)    ---------------------------
                                                 June 26, 2004
                                          ---------------------------

                                             As              Excluding
                                          Reported Charges(3) Charges
                                          -------- ---------- --------

Net Sales:
 Feminine Care                            $ 57,781  $     -  $ 57,781
 Infant Care                                40,734        -    40,734
 Skin Care                                  72,604        -    72,604
 Other                                       6,814        -     6,814
                                          --------- -------- ---------
  Subtotal                                 177,933        -   177,933
 Divested                                    7,589        -     7,589
                                          --------- -------- ---------

Total net sales                            185,522        -   185,522
Cost of sales                               88,248        -    88,248
                                          --------- -------- ---------
 Gross profit                               97,274        -    97,274

Operating expenses:
 Selling, general and administrative        69,770   (1,114)   68,656
 Restructuring, net                              -        -         -
 Amortization of intangibles                   225        -       225
                                          --------- -------- ---------
  Total operating expenses                  69,995   (1,114)   68,881
                                          --------- -------- ---------

  Operating income                          27,279    1,114    28,393

 Interest expense, net                      17,966        -    17,966
 Expenses related to retirement of debt          -        -         -
 Other expense                                  37        -        37
                                          --------- -------- ---------

   Income before income taxes                9,276    1,114    10,390

 Provision for income taxes                  1,021    3,259     4,280
                                          --------- -------- ---------

    Net income                            $  8,255  $(2,145) $  6,110
                                          ========= ======== =========

 EPS: Basic                               $   0.13           $   0.10
      Diluted                             $   0.13           $   0.10

 Weighted average shares outstanding:
  Basic                                     61,216             61,216
  Diluted                                   61,227             61,227



The table below reconciles EBITDA to net income, the most directly comparable
 GAAP measure.

 Net income                               $  8,255           $  6,110
 Income tax expense                          1,021              4,280
 Interest expense, net                      17,966             17,966
 Amortization of intangibles                   225                225
 Depreciation                                3,720              3,720
                                          ---------          ---------

 EBITDA (A)                               $ 31,187           $ 32,301
                                          =========          =========

See accompanying notes to the Consolidated Statements of Income Data.






                        PLAYTEX PRODUCTS, INC.
                CONSOLIDATED STATEMENTS OF INCOME DATA
           (Unaudited, in thousands, except per share data)

Reconciliation of Results "As Reported"        Six Months Ended
to Results "Excluding Charges/Gain" (1)  ----------------------------
                                                July 2, 2005
                                         ----------------------------
                                                            Excluding
                                            As     Charges   Charges
                                         Reported  /Gain(4)   /Gain
                                         --------  -------- ---------
Net Sales:
 Feminine Care                           $111,995  $     -  $111,995
 Infant Care                               85,455        -    85,455
 Skin Care                                152,205        -   152,205
 Other                                     14,044        -    14,044
                                         --------- -------- ---------
  Subtotal                                363,699        -   363,699
 Divested                                       -        -         -
                                         --------- -------- ---------

Total net sales                           363,699        -   363,699
Cost of sales                             171,501   (1,002)  170,499
                                         --------- -------- ---------
 Gross profit                             192,198    1,002   193,200

Operating expenses:
 Selling, general and administrative      117,796    4,375   122,171
 Restructuring, net                         2,208   (2,208)        -
 Amortization of intangibles                1,217        -     1,217
                                         --------- -------- ---------
  Total operating expenses                121,221    2,167   123,388
                                         --------- -------- ---------

  Operating income                         70,977   (1,165)   69,812

 Interest expense, net                     34,044        -    34,044
 Expenses related to retirement of debt,
  net                                       8,592   (8,592)        -
 Other expense                                 21        -        21
                                         --------- -------- ---------

  Income before income taxes               28,320    7,427    35,747

 Provision for income taxes                 7,189    7,091    14,280
                                         --------- -------- ---------

   Net income                            $ 21,131  $   336  $ 21,467
                                         ========= ======== =========

 EPS: Basic                              $   0.34           $   0.35
      Diluted                            $   0.34           $   0.35

 Weighted average shares outstanding:
  Basic                                    61,403             61,403
  Diluted                                  61,847             61,847



The table below reconciles EBITDA to
 net income, the most directly comparable
 GAAP measure.

 Net income                              $ 21,131          $ 21,467
 Income tax expense                         7,189            14,280
 Interest expense, net                     34,044            34,044
 Amortization of intangibles                1,217             1,217
 Depreciation                               8,103             8,103
                                         ---------         ---------

  EBITDA(A)                              $ 71,684          $ 79,111
                                         =========         =========

 See accompanying notes to the Consolidated Statements of Income Data.


Reconciliation of Results "As Reported"       Six Months Ended
to Results "Excluding Charges/Gain"(1)  ------------------------------
                                                June 26, 2004
                                        ------------------------------
                                           As                Excluding
                                        Reported  Charges(5)  Charges
                                        --------- ---------- ---------

Net Sales:
 Feminine Care                          $113,636  $     -    $113,636
 Infant Care                              81,999        -      81,999
 Skin Care                               153,111        -     153,111
 Other                                    14,302        -      14,302
                                        --------- --------   ---------
  Subtotal                               363,048        -     363,048
 Divested                                 14,402        -      14,402
                                        --------- --------   ---------

Total net sales                          377,450        -     377,450
Cost of sales                            179,947        -     179,947
                                        --------- --------   ---------
 Gross profit                            197,503        -     197,503

Operating expenses:
 Selling, general and administrative     132,708   (2,483)    130,225
 Restructuring, net                           93      (93)          -
 Amortization of intangibles                 451        -         451
                                        --------- --------   ---------
  Total operating expenses               133,252   (2,576)    130,676
                                        --------- --------   ---------

  Operating income                        64,251    2,576      66,827

 Interest expense, net                    34,372        -      34,372
 Expenses related to retirement of
  debt, net                                6,432   (6,432)          -
 Other expense                               336        -         336
                                        --------- --------   ---------

  Income before income taxes              23,111    9,008      32,119

 Provision for income taxes                6,480    6,361      12,841
                                        --------- --------   ---------

   Net income                           $ 16,631  $ 2,647    $ 19,278
                                        ========= ========   =========

 EPS: Basic                             $   0.27             $   0.31
      Diluted                           $   0.27             $   0.31

 Weighted average shares outstanding:
  Basic                                   61,216               61,216
  Diluted                                 61,221               61,221



The table below reconciles EBITDA to
 net income, the most directly
 comparable GAAP measure.

 Net income                             $ 16,631             $ 19,278
 Income tax expense                        6,480               12,841
 Interest expense, net                    34,372      299(6)   34,671
 Amortization of intangibles                 451                  451
 Depreciation                              7,396                7,396
                                        ---------           ---------

  EBITDA (A)                            $ 65,330             $ 74,637
                                        =========           =========

 See accompanying notes to the Consolidated Statements of Income Data.



    PLAYTEX PRODUCTS, INC.

    NOTES TO CONSOLIDATED STATEMENTS OF INCOME DATA

    (1) We have presented the "Charges / Gain" and "Excluding Charges / Gain" columnar information, as we believe it provides securities analysts, investors and other interested parties with more insight as to certain significant transactions that occurred during the fiscal periods presented, that may or may not be recurring in nature. The columnar information under the caption "Charges / Gain" and "Excluding Charges / Gain" are not substitutes for analysis of our results as reported under GAAP and should only be used as supplemental information.

    (2) The second quarter of 2005 includes restructuring charges of $1.5 million and $0.7 million of restructuring related costs included in cost of sales as a result of our strategic realignment announced in February 2005.

        In the second quarter of 2005, we repurchased $39.8 million principal of our 8% Senior Secured Notes ("8% Notes"), at a premium of $3.1 million and wrote off $0.8 million of unamortized deferred financing fees relating to the repurchased 8% Notes.

        In the second quarter of 2005, selling, general and administrative ("SG&A") expenses include income of $1.5 million related to a legal settlement.

    (3) In the second quarter of 2004, we incurred restructuring related expenses of $1.1 million, included in SG&A, related to the 2003 operational restructuring initiative.

        The second quarter of 2004 includes a $2.8 million tax benefit as the result of the favorable settlement of a foreign tax audit.

    (4) Includes, in 2005, $4.5 million of income (in SG&A) received for legal settlements.

        The first half of 2005 also includes restructuring charges of $2.2 million, $1.0 million of restructuring related costs included in cost of sales and approximately $0.2 million of restructuring related costs in SG&A, as a result of our strategic realignment announced in February 2005.

        In the first half of 2005, we repurchased $81.1 million principal of our 8% Notes, at a premium of $7.1 million and wrote off $1.5 million of unamortized deferred financing fees relating to the repurchased bonds.

        In the first quarter of 2005, we recorded a tax benefit of $4.1 million to reflect the reduced tax rate associated with the special repatriation of undistributed earnings from one of our foreign subsidiaries under The American Jobs Creation Act of 2004.

    (5) On February 19, 2004, we issued $460.0 million of 8% Notes and entered into a credit facility which consists of a $7.5 million term loan, which was subsequently repaid and terminated, and a $100.0 million revolver, as amended. With the proceeds from these transactions, we repaid our then outstanding variable rate bank indebtedness and terminated our receivables facility. As a result of these transactions, we recorded a loss of $6.7 million associated with the write-off of related unamortized deferred financing costs.

        In addition on February 19, 2004, we repurchased on the open market $10.0 million principal amount of our 9 3/8% Senior Subordinated Notes. This transaction resulted in approximately a $0.5 million of gain, which was offset in part by approximately a $0.2 million write-off of unamortized deferred financing fees relating to the repurchased bonds.

        Also in the first half of 2004, we recorded a restructuring charge of $0.1 million, and incurred other related expenses of $2.5 million (in SG&A), related to the 2003 operational restructuring initiative.

        The second quarter of 2004 includes a $2.8 million tax benefit as the result of the favorable settlement of a foreign tax audit.

    (6) Represents fees associated with our now terminated receivables facility included in other expense.

    (A) EBITDA represents net income before interest, income taxes, depreciation and amortization. We believe that EBITDA is a performance measure that provides securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. We also use EBITDA for planning purposes, including the preparation of annual operating budgets, to determine levels of operating and capital investments and for compensation purposes, including bonuses for certain employees.

        We believe issuers of "high yield" securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe EBITDA is an appropriate supplemental measure of debt service capacity because cash expenditures for interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

        -- EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

        -- EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

        -- EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

        -- Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

        -- Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

        Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results presented in accordance with accounting principles generally accepted in the U.S. and using EBITDA only supplementally.





                        PLAYTEX PRODUCTS, INC.
                      CONSOLIDATED BALANCE SHEETS
                   (In thousands, except share data)

                                            July 2,      December 25,
                                              2005           2004
                                           -----------   -----------
                  Assets                   (Unaudited)
Current assets:
 Cash & cash equivalents                   $   68,962    $  137,766
 Receivables, less allowance for doubtful
  accounts of $1,456
 and $1,314 for 2005 and 2004, respectively   136,533        97,188
 Inventories                                   55,689        71,711
 Deferred income taxes, net                    11,309         9,789
 Other current assets                           6,787         8,266
                                           -----------   -----------
Total current assets                          279,280       324,720

Net property, plant and equipment             115,698       120,638
Goodwill                                      494,307       494,307
Trademarks, patents & other                   131,908       128,304
Deferred financing costs                       13,750        16,586
Other noncurrent assets                         4,686         6,835
                                           -----------   -----------
Total assets                               $1,039,629    $1,091,390
                                           ===========   ===========

 Liabilities and Stockholders' Equity
 Current liabilities:
 Accounts payable                          $   23,233    $   41,758
 Accrued expenses                              98,536        81,112
 Income taxes payable                           1,942         2,110
                                           -----------   -----------
Total current liabilities                     123,711       124,980

Long-term debt                                718,920       800,000
Deferred income taxes                          68,053        61,403
Other noncurrent liabilities                   18,261        21,072
                                           -----------   -----------
Total liabilities                             928,945     1,007,455
                                           -----------   -----------

Stockholders' equity:
Common stock, $0.01 par value, authorized
 100,000,000 shares, issued and outstanding
 62,781,031 shares at July 2, 2005 and
 61,215,856 shares December 25, 2004              627           612
Additional paid-in capital                    542,366 (1)   526,233
Retained earnings (accumulated deficit)      (421,901)     (443,032)
Accumulated other comprehensive income           (118)          122
Unearned restricted stock compensation        (10,290)(1)         -
                                           -----------   -----------
Total stockholders' equity                    110,684        83,935
                                           -----------   -----------
Total liabilities and stockholders' equity $1,039,629    $1,091,390
                                           ===========   ===========

(1) Upon issuing restricted stock as part of the Company's recently approved equity plan, the Company recorded an increase in the "Additional Paid In Capital" account and established a new equity account "Unearned Restricted Stock Compensation" for an equal and offsetting amount. Compensation expense will be amortized into income over the service period of the restricted stock awards (generally three years) reducing the Unearned Restricted Stock Compensation balance. Approximately $0.7 million of compensation expense was recognized in the second quarter of 2005. The vast majority of the restricted stock awards are performance based; hence these balances will be impacted by changes in the Company's stock price and the ultimate vesting of the awards based upon achieving performance goals.






                        PLAYTEX PRODUCTS, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (Unaudited, in thousands)

                                                    Six Months Ended
                                                   -------------------
                                                   July 2,    June 26,
                                                    2005        2004
                                                   -------    --------
Cash flows from operations:
   Net income                                     $ 21,131  $  16,631
   Adjustments to reconcile net income to net
    cash provided by operations:
       Depreciation                                  8,103      7,396
       Amortization of intangibles                   1,217        451
       Amortization of deferred financing costs      1,380      1,140
       Amortization of unearned restricted stock
        compensation                                   679         --
       Deferred income taxes                         5,492      8,643
       Prepaid pension asset and postretirement
        benefits                                     1,714       (140)
       Premium (discount) on bond repurchases        7,136       (450)
       Write-off of deferred fees related to
        retirement of debt                           1,456      6,882
       Other, net                                      158        229
       Net changes in operating assets and
        liabilities:
           Accounts receivable and retained
            interests                              (39,336)   (71,802)
           Inventories                              16,002     16,128
           Accounts payable                        (18,722)   (11,261)
           Accrued expenses                         17,255     33,162
           Other                                       265      2,248
                                                 ---------- ----------
              Net cash provided by operations       23,930      9,257
Cash flows from investing activities:
   Capital expenditures                             (3,498)    (7,529)
   Payments for intangible assets                   (5,786)      (500)
                                                 ---------- ----------
              Net cash used for investing
               activities                           (9,284)    (8,029)
Cash flows from financing activities:
   Borrowings under revolving credit facilities         --     37,800
   Repayments under revolving credit facilities         --    (37,800)
   Long-term debt borrowings                            --    467,500
   Long-term debt repayments                       (81,080)  (453,250)
   (Premium) discount on bond repurchases           (7,136)       450
   Payment of financing costs                           --    (12,700)
   Proceeds from exercise of stock options           4,944         --
                                                  --------- ----------
              Net cash (used for) provided by
               financing activities                (83,272)     2,000
              Effect of exchange rate changes on
               cash                                   (178)      (411)
                                                  --------- ----------
(Decrease) increase in cash and cash equivalents   (68,804)     2,817
Cash and cash equivalents at beginning of period   137,766     27,453
                                                  --------- ----------
Cash and cash equivalents at end of period        $ 68,962  $  30,270
                                                  ========= ==========
Supplemental disclosures of cash flow information
   Cash paid during the periods for:
      Interest                                    $ 35,563  $  24,608
      Income tax payments, net                    $  1,865  $     819



    CONTACT: Playtex Products, Inc.
             Laura Kiernan
             Vice President, Investor Relations
             203-341-4262